Exhibit 99.1

For more information: Mike Campbell, 816-842-8181 investorrelations@inergyservices.com

Inergy, L.P. and Inergy Holdings, L.P. Report Third Quarter 2005 Earnings

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Management Conference Call Scheduled for 3:30 CDT Today

Kansas City, MO (August 9, 2005) -- Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported results of operations for the quarter ended June 30, 2005, the third quarter of fiscal 2005.

Inergy, L.P.

For the three months ended June 30, 2005, Inergy, L.P. (Inergy) reported EBITDA (income (loss) before interest, taxes, depreciation and amortization) as a loss of $1.1 million, an improvement of $1.6 million over the $2.7 million loss reported in the third quarter of last year. Due to the seasonal nature of the propane industry, Inergy typically reports a quarterly loss in its third fiscal quarter. For the nine-month period, EBITDA increased 142% to $107.3 million from $44.4 million last year. The seasonal net loss for the quarter ended June 30, 2005, was $24.1 million or $0.72 per diluted limited partner unit as compared to a net loss of $9.8 million, or $0.42 per diluted limited partner unit for the same period in the prior year. For the nine-month period ended June 30, 2005, net income, before a $7.0 million net charge to earnings associated with the early retirement of debt recorded in December 2004, was $48.8 million, or $1.58 per diluted limited partner unit. Net income in the comparable prior year nine-month period, before an $18.2 million net charge to earnings associated with the early retirement of debt recorded in January 2004, was $23.2 million, or $1.05 per diluted limited partner unit.

As previously announced, the Board of Directors of the Partnership's general partner increased Inergy's quarterly cash distribution to $0.51 per unit ($2.04 annually) for the quarter ended June 30, 2005. This represents a 23% increase over the distribution for the same quarter of the prior year. The distribution will be paid on August 12, 2005, to unitholders of record as of August 5, 2005.

"Once again, we are having an outstanding year thanks to the consistent execution of our growth strategy by our employees," said John Sherman, President and CEO of Inergy. "Inergy's successful integration of the Star Gas Propane acquisition along with today's acquisition of the Stagecoach natural gas storage facility have transformed the company. We are very well-positioned to continue to grow cash earnings on behalf of our unitholders."

The improved EBITDA results for the three and nine-month periods ended June 30, 2005, are primarily attributable to our retail propane acquisitions with improvement in the three-month period also partially attributable to our wholesale and West Coast operations. The increase in the seasonal net loss in the quarter ended June 30, 2005, is attributable to higher interest expense and higher depreciation and amortization expense as a result of acquisitions. The improvement in net income for the nine months ended June 30, 2005, is also primarily attributable to the increased EBITDA associated with our retail propane acquisitions partially offset by higher interest expense and higher depreciation and amortization expense associated with these acquisitions.

Retail gallon sales increased 167% to 48.6 million in the third quarter of fiscal 2005 from 18.2 million gallons sold in the same quarter last year. For the nine-month period, retail gallon sales increased 130% to 269.7 million gallons in 2005 compared to 117.4 million gallons sold in the same period of the prior year. Retail propane gross profit increased to $39.5 million in the quarter ended June 30, 2005, from $11.2 million in the same quarter of the prior year due to the increased sales volume from acquisitions and higher gross profit per gallon. Retail propane gross profit in the nine months ended June 30, 2005, was $200.8 million as compared to $78.8 million in the same period of 2004.

Gross profit from wholesale operations was $5.0 million in the third quarter of fiscal 2005 compared to $2.3 million in the same period of 2004. In the nine months ended June 30, 2005, gross profit from wholesale operations was $15.1 million as compared to $13.8 million in the same period of 2004.

Operating and administrative expenses were $52.1 million in the three months ended June 30, 2005, compared to $20.0 million in the same period of 2004. For the nine months ended June 30, 2005, operating and administrative expenses were $146.1 million compared to $60.5 million in the same period of 2004. The increase in operating expenses is the result of growth related to acquisitions.

In December 2004, Inergy repaid in full its 364-day credit facility and prior credit agreement with proceeds from offerings of common units and senior unsecured notes and borrowings under its new bank credit facility. The early retirement of this debt resulted in a net charge to earnings in the first quarter of fiscal 2005 of approximately $7.0 million related to the write-off of deferred financing costs associated with the debt. In January 2004 Inergy repaid in full its senior secured notes with proceeds from a common unit offering and borrowings under its bank credit facility. The early retirement of this debt resulted in a net charge to earnings in the second quarter of fiscal 2004 of approximately $18.2 million comprised of a make-whole premium paid to the lenders ($17.9 million) and the write-off of deferred financing costs associated with the debt ($1.2 million) partially offset by a gain recognized on the termination of an interest rate swap agreement associated with the debt ($0.9 million). Although these are reflected as charges to earnings, these net charges do not affect Inergy's distributable cash flow.

Inergy Holdings, L.P.

Inergy Holdings, L.P. closed on its initial public offering of common units on June 24, 2005.

As discussed above, the $0.51 per limited partner unit distribution by Inergy, L.P. will result in Inergy Holdings, L.P. receiving a total distribution of $5.1 million with respect to the third fiscal quarter of 2005. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a distribution of $0.225 per limited partner unit. The distribution for the period from the closing of the initial public offering through June 30, 2005 is expected to be paid to Inergy Holdings, L.P. unitholders of record as of November 11, 2005 along with the 4th quarter distribution payment, once declared, on or about November 18, 2005.

Inergy, L.P. also announces guidance for the full fiscal year ended September 30, 2006, giving effect to the acquisitions closed to date including the acquisition of the Stagecoach natural gas storage facility which closed today. Inergy expects to generate EBITDA of $148 to $155 million during this period. In addition, Inergy expects to deliver approximately 355 to 370 million retail gallons of propane and generate $359 to $365 million of total gross profit. Below is a table reconciling this anticipated EBITDA to net income:

Forecast Range ($ in millions) Fiscal Year Ended September 30, 2006
Net Income(a)	$ 25	$ 32
Interest Expense(a) (b)	54	54
Depreciation and Amortization(a)	68	68
Income Taxes(a)	1	1
EBITDA(a)	$148	$155

Maintenance Capital Expenditures	$ 8	$ 8
(a) Estimates exclude any one-time or non-recurring charges that may occur. Depreciation and amortization are based upon a preliminary purchase price allocation and may be subject to change.
(b) Estimate includes approximately $2 million of non-cash interest expense and is based upon our outstanding indebtedness immediately after the closing of the Stagecoach acquisition.

Inergy will conduct a live conference call and webcast for both companies today, August 9, 2005, to discuss results of operations for the third fiscal quarter and its business outlook. The call will be at 3:30 p.m. CDT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy LP. The live internet web-cast and the replay can be accessed on Inergy's website, www.inergypropane.com. A digital recording of the call will be available for the two weeks following the call by dialing 1-800-642-1687 and entering the pass code 8213137.

Inergy, L.P., headquartered in Kansas City, Missouri, is among the fastest growing master limited partnerships in the country. The company's operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, the company serves over 600,000 retail customers from approximately 280 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.'s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our business outlook. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy's annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three Months and Nine Months Ended June 30, 2005 and 2004
(in thousands, except per unit data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Propane	$127,493	$ 57,540	$708,201	$345,787
Other	46,109	12,175	137,294	34,578
	173,602	69,715	845,495	380,365

Cost of product sold (excluding depreciation and amortization as shown below)
Propane	86,064	45,788	502,109	262,163
Other	36,934	6,940	91,581	13,778
Cost of product sold	122,998	52,728	593,690	275,941

Gross profit	50,604	16,987	251,805	104,424

Operating and administrative expenses	52,078	20,027	146,055	60,514
Depreciation and amortization	13,865	5,591	35,094	15,267

Operating income	(15,339)	(8,631)	70,656	28,643

Other income (expense):
Interest expense, net	(9,144)	(1,443)	(23,018)	(5,810)
Write-off of deferred financing costs (a)	-	-	(6,990)	(1,216)
Make whole premium charge (b)	-	-	-	(17,949)
Swap value received (c)	-	-	-	949
Gain/(loss) on sale of property, plant and equipment	(270)	143	(170)	(136)
Finance charges	576	238	1,488	591
Other	82	6	234	84

Income (loss) before income taxes	(24,095)	(9,687)	42,200	5,156

Provision for income taxes	24	113	358	164

Net income (loss)	$ (24,119)	$ (9,800)	$ 41,842	$ 4,992

Net income allocable to:
Non-Managing General Partner Interest	$ (339)	$ (196)	$ 5,390	$ 100
Limited Partner Interest	(23,780)	(9,604)	36,452	4,892
	$ (24,119)	$ (9,800)	$41,842	$ 4,992

Net Income Per Limited Partner Unit: Basic Diluted	$ (0.72) $ (0.72)	$(0.42) $(0.42)	$ 1.20 $ 1.18	$0.23 $0.22

  Deferred financing costs that were being amortized were written off as a result of the early retirement of the debt with which they were associated.
  Represents contractual premium paid to lenders upon early retirement of the senior secured notes in January 2004.
  Gain upon termination of interest rate swap agreement associated with the senior secured notes that were retired in January 2004.

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Supplemental Information:

Retail gallons sold	48,620	18,243	269,683	117,412

Outstanding Debt:
Working Capital Facility			$ 8,500	$ 129
Acquisition Facility			92,300	107,604
Senior Unsecured Notes			425,801	-
Other Debt			9,913	5,275
Total Debt			$ 536,514	$ 113,008

Total Partners' Capital			$ 477,127	$ 241,766

EBITDA:
Net Income (loss)	$ (24,119)	$ (9,800)	$ 41,842	$ 4,992
Interest expense, net	9,144	1,443	23,018	5,810
Write-off of deferred financing costs (b)	-	-	6,990	1,216
Make whole premium charge	-	-	-	17,949
Swap value received	-	-	-	(949)
Provision for income taxes	24	113	358	164
Depreciation and amortization	13,865	5,591	35,094	15,267
EBITDA (a)	$ (1,086)	$ (2,653)	$ 107,302	$ 44,449

Distributable Cash Flow:
EBITDA (a)	$(1,086)	$ (2,653)	$ 107,302	$ 44,449
Cash interest expense (b)	(8,648)	(1,059)	(21,690)	(4,613)
Maintenance capital expenditures (c)	(843)	(420)	(2,597)	(882)
Provision for income taxes	(24)	(113)	(358)	(164)
Distributable cash flow (d)	$ (10,601)	$ (4,245)	$82,657	$ 38,790

Weighted Average Limited Partner Units Outstanding:
Basic	32,878	22,950	30,321	21,551
Diluted	32,878	22,950	30,930	22,011

  EBITDA is defined as income (loss) before taxes, plus net interest expense (inclusive of write-off of deferred financing costs, make whole premium charge, less gain from termination of interest rate swap agreement) and depreciation and amortization expense. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA is useful to lenders and investors because of its use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA provides useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
  Cash interest expense is net of amortization charges associated with deferred financing costs. Write-off of deferred financing costs for the nine months ended June 30, 2005 includes $1.5 million from the early retirement of a bank credit facility and $5.5 million associated with the incurrence and write-off in December 2004 of commitment and funding fees associated with the bridge financing facility utilized in the Star Gas Propane, L.P. acquisition.
  Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
  Distributable cash flow is defined as EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating the Partnership's ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.
Inergy Holdings, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three Months and Nine Months Ended June 30, 2005 and 2004
(in thousands, except per unit data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Propane	$127,493	$ 57,540	$708,201	$345,787
Other	46,109	12,175	137,294	34,578
	173,602	69,715	845,495	380,365

Cost of product sold (excluding depreciation and amortization as shown below)
Propane	86,064	45,788	502,109	262,163
Other	36,934	6,940	91,581	13,778
Cost of product sold	122,998	52,728	593,690	275,941

Gross profit	50,604	16,987	251,805	104,424

Operating and administrative expenses	52,111	20,036	146,454	60,547
Depreciation and amortization	13,904	5,591	35,138	15,267

Operating income (loss)	(15,411)	(8,640)	70,213	28,610

Other income (expense):
Interest expense, net	(10,058)	(1,444)	(24,671)	(5,813)
Write-off of deferred financing costs	(598)	-	(7,588)	(1,216)
Make whole premium charge	-	-	-	(17,949)
Swap value received	-	-	-	949
Gain/(loss) on sale of property, plant and equipment	(270)	143	(170)	(136)
Finance charges	576	238	1,488	591
Other	90	7	246	100
Income (loss) before gain on issuance of units in Inergy, L.P., income taxes, and interest of non-controlling partners in Inergy, L.P.'s net income (loss)	(25,671)	(9,696)	39,518	5,136

Gain on issuance of units in Inergy, L.P.	(5)	-	16,025	7,807
Provision for income taxes	210	289	(2,081)	(1,153)
Interest of non-controlling partners in Inergy, L.P.'s net income (loss)	20,636	8,210	(31,812)	(3,378)

Net income (loss)	$ (4,830)	$ (1,197)	$ 21,650	$ 8,412

Total limited partners' interest in net income	$ (4,830)	$ (1,197)	$ 21,650	$ 8,412

Net Income Per Limited Partner Unit: Basic	$ (0.24)	$(0.09)	$ 1.00	$0.67
Diluted	$ (0.24)	$(0.09)	$ 1.00	$0.52
Weighted average limited partners' units outstanding:
Basic	20,000	12,675	21,668	12,550
Diluted	20,000	16,090	21,680	16,090